Exhibit 99.1

AMENDMENT TO GROUP AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of June 8, 2026 to that certain Amended and Restated Group Agreement, dated April 24, 2026 (the “Agreement”), by and among Bradley L. Radoff, Jumana Capital Investments LLC, Christopher R. Martin, Westervelt T. Ballard, Jr., Glen W. Herrick, Kashif Molwani and Paula J. Poskon, with respect to Genesco Inc., a Tennessee corporation (the “Company”).

WHEREAS, in connection with Mr. Radoff’s withdrawal of Messrs. Herrick and Molwani as nominees for election as directors at the Company’s 2026 annual meeting of shareholders, the parties desire to remove each of Messrs. Herrick and Molwani as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1. Effective immediately, each of Messrs. Herrick and Molwani is removed as a party to the Agreement.

2. This Amendment may be executed in one or more facsimile, portable document format (pdf) or original counterparts, all of which shall be deemed to be originals and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

/s/ Bradley L. Radoff
Bradley L. Radoff Individually and as attorney-in-fact for Westervelt T. Ballard, Jr., Glen W. Herrick, Kashif Molwani and Paula J. Poskon

Jumana Capital Investments LLC

By:	/s/ Christopher R. Martin
	Name:	Christopher R. Martin
	Title:	Manager

/s/ Christopher R. Martin
Christopher R. Martin